Exhibit 99.4

iLearningEngines, Inc. and Subsidiaries

Consolidated Financial Statements

As of December 31, 2023 and 2022 and for the years ended December 31, 2023, 2022, and 2021

iLearningEngines, Inc. and Subsidiaries

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

iLearningEngines, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of iLearningEngines, Inc. (the “Company”) as of December 31, 2023 and 2022, the related consolidated statements of operations, changes in shareholders’ deficit and cash flows for each of the three years ended December 31, 2023, 2022 and 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for the years ended December 31, 2023, 2022 and 2021, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum llp

Marcum llp

We have served as the Company’s auditor since 2021.

Philadelphia, PA
April 22, 2024

ILEARNINGENGINES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)

	As of December 31,
	2023	2022
Assets
Current assets:
Cash	$4,763	$856
Restricted cash	2,000	-
Accounts receivable, net of provision for credit loss of $336 and $0, respectively	73,498	34,698
Contract asset	509	9,408
Prepaid expenses	62	88
Total current assets	80,832	45,050
Receivable from Technology Partner	13,602	10,217
Receivable from related party	465	595
Other assets	729	885
Deferred tax assets, net	5,703	6,798
Deferred transaction costs	3,990	-
Total assets	$105,321	$63,545
Liabilities and shareholders’ deficit
Current liabilities:
Trade accounts payable	$3,753	$787
Accrued expenses	2,982	1,284
Current portion of long-term debt, net	10,517	8,138
Contract liability	2,765	2,106
Payroll taxes payable	3,037	2,789
Other current liabilities	116	237
Total current liabilities	23,170	15,341
Convertible notes	31,547	-
Warrant liability	11,870	7,645
Long-term debt, net	10,679	9,713
Subordinated payable to Technology Partner	49,163	47,495
Other non-current liabilities	74	126
Total liabilities	126,503	80,320

Shareholders’ deficit:
Common Shares $0.0001 par value: 200,000,000 shares authorized: 95,782,605 shares issued and outstanding at December 31, 2023 and December 31, 2022	10	10
Additional paid-in capital	36,384	36,384
Accumulated deficit	(57,576)	(53,169)
Total shareholders’ deficit	(21,182)	(16,775)
Total liabilities and shareholders’ deficit	$105,321	$63,545

The accompanying notes are an integral part of these consolidated financial statements.

ILEARNINGENGINES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)

	Year Ended December 31,
	2023	2022	2021
Revenue	$420,582	$309,170	$217,867
Cost of revenue	132,154	93,890	64,834
Gross profit	288,428	215,280	153,033
Operating expenses:
Selling, general, and administrative expenses	140,897	105,966	74,434
Research and development expenses	128,544	97,436	70,913
Total operating expenses	269,441	203,402	145,347
Operating income	18,987	11,878	7,686
Other (expense) income:
Interest expense	(6,274)	(6,614)	(5,047)
Change in fair value of warrant liability	(771)	248	(83)
Change in fair value of convertible notes	(14,147)	-	-
Other expense	(45)	(21)	(3)
Total other expense, net	(21,237)	(6,387)	(5,133)
Net (loss) income before income tax (expense) benefit	(2,250)	5,491	2,553
Income tax (expense) benefit	(2,157)	5,975	(32)
Net (loss) income	$(4,407)	$11,466	$2,521
Net (loss) income per share – basic	$(0.05)	$0.08	$0.02
Net (loss) income per share – diluted	$(0.05)	$0.08	$0.02
Weighted average common shares outstanding – basic	95,782,605	95,728,760	94,697,428
Weighted average common shares outstanding – diluted	95,782,605	95,728,760	98,042,878

The accompanying notes are an integral part of these consolidated financial statements.

ILEARNINGENGINES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
(In thousands, except share amounts)

			Additional		Total
	Common Stock		Paid-In	Accumulated	Shareholders’
	Shares	Amount	Capital	Deficit	Deficit
Balances at January 1, 2021	94,483,835	$9	$34,928	$(67,156)	$(32,219)
Capital contribution from related party	—	—	574	—	574
Issuance of shares for cash	1,082,800	1	(1)	—	—
Net income	—	—	—	2,521	2,521
Balances at December 31, 2021	95,566,635	10	35,501	(64,635)	(29,124)
Issuance of shares from acquisition	215,970	—	883	—	883
Net income	—	—	—	11,466	11,466
Balances at December 31, 2022	95,782,605	10	36,384	(53,169)	(16,775)
Net loss	—	—	—	(4,407)	(4,407)
Balances at December 31, 2023	95,782,605	$10	$36,384	$(57,576)	$(21,182)

The accompanying notes are an integral part of these consolidated financial statements.

ILEARNINGENGINES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Years ended December 31,
	2023	2022	2021
Cash flows used in operating activities:
Net (loss) income	$(4,407)	$11,466	$2,521
Adjustments to reconcile net income to net cash flows used in operating activities:
Depreciation and amortization	128	77	—
Share based compensation expense	—	—	39
Amortization of debt discount and debt issuance costs	2,103	3,248	2,186
Provision for deferred taxes	1,095	(6,798)	—
Accretion of interest on subordinated payable to Technology Partner	1,668	1,667	1,668
Change in fair value of warrant liability	771	(248)	83
Change in fair value of convertible debts	14,147	—	—
Provision for credit losses	336	—	—
Changes in operating assets and liabilities:
Accounts receivable	(39,136)	(18,740)	(5,395)
Receivable from related party	130	20	(350)
Contract asset	8,899	7,645	2,115
Advance to customer	—	362	(362)
Prepaid expenses and other current assets	26	(31)	(56)
Receivable from Technology Partner	(3,385)	(9,490)	(727)
Trade accounts payable	1,906	163	536
Accrued expenses and other current liabilities	(47)	702	(718)
Contract liability	659	613	613
Subordinated payable to Technology Partner	—	—	(10,503)
Payroll taxes payable	248	401	116
Deferred transaction costs	(1,307)	—	—
Net cash flows used in operating activities	(16,166)	(8,943)	(8,234)
Cash flows (used in) provided by investing activities:
Purchase of property and equipment	(24)	—	(18)
Cash acquired from business acquisition	—	161	—
Net cash flows (used in) provided by investing activities:	(24)	161	(18)
Cash flows provided by financing activities:
Proceeds from term loans	15,000	10,000	7,000
Repayment of term loans	(10,303)	(4,766)	(272)
Proceeds from convertible notes	17,400	—	—
Other financing activities	—	(3)	1
Net cash flows provided by financing activities:	22,097	5,231	6,729
Net change in cash	5,907	(3,551)	(1,523)
Cash and restricted cash, beginning of year	856	4,407	5,930
Cash and restricted cash, end of year	$6,763	$856	$4,407

Supplemental disclosure of cash flows information:
Cash paid during the year for interest	$2,510	$3,557	$922
Supplemental disclosure of non-cash investing and financing information:
Issuance of warrants to purchase common shares	$3,455	$1,027	$3,193
Issuance of equity for acquisition of In2vate, LLC	$—	$883	$—
Accrued transaction costs	$2,683	$—	$—
Capital contribution from cancellation of convertible notes	$—	$—	$574
Reconciliation of cash and restricted cash
Cash	$4,763	$856	$4,407
Restricted cash	$2,000	$—	$—
Total cash and restricted cash at end of year	$6,763	$856	$4,407

The accompanying notes are an integral part of these consolidated financial statements.

ILEARNINGENGINES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Nature of the Business and Basis of Presentation

iLearningEngines, Inc. (together with its subsidiaries, the “Company,” or “ILE”), a company headquartered in Maryland, United States of America, was incorporated in Delaware on November 17, 2010. The Company offers an Artificial Intelligence (“AI”) platform focused on automation of learning and enabling organizations to drive mission critical outcomes at scale. The AI Learning and Engagement platform has cloud-based, mobile, offline and multimedia capabilities that can be used to deliver highly personalized learning and engagement modules. The Company has developed an in-process learning platform that enables organizations to deliver learning in the flow of day-to-day activities.

During the year ended December 31, 2021, the Company’s management incorporated iLearningEngines FZ-LLZ (“ILE Dubai”), a free zone company incorporated in the Dubai Development Authority Zone. The objective of this entity is to develop ILE’s customer based in the Middle East. ILE Dubai operates under the direction and supervision of ILE. The Company has determined that it has a variable interest in ILE Dubai and is the primary beneficiary, therefore the Company has consolidated ILE Dubai as a variable interest entity (“VIE”).

During the year ended December 31, 2021, the Company acquired a majority ownership in iLearningEngines India Private Limited, a private limited company formed under the laws of India (“ILE India”). The objective of this acquisition was for ILE India to develop employees and support operations in India, with hiring of talent and employees through ILE India for utilization within the Company. ILE India operates under the direction and supervision of ILE. The Company has determined that it has a variable interest in ILE India and is the primary beneficiary, therefore the Company has consolidated ILE India as a VIE.

During the year ended December 31, 2022, the Company registered iLearningEngines Australia as a wholly-owned subsidiary. The objective of this subsidiary is to develop new sales and channel partners in Australia, New Zealand, and Southeast Asia.

During the year ended December 31, 2022, the Company acquired all outstanding equity of In2vate, LLC (“In2vate”), a risk management and learning platform provider.

Proposed Business Combination

On April 27, 2023, the Company entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) with Arrowroot Acquisition Corp. (NASDAQ: ARRW) (“Arrowroot”), a special-purpose acquisition company (“SPAC”), and ARAC Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Arrowroot (“Merger Sub”). Upon closing of the Merger Agreement and upon approval by the shareholders of Arrowroot, the combined company will be renamed to “iLearningEngines, Inc.” and will be listed on the NASDAQ under the new ticker symbol “AILE.” Arrowroot has agreed to acquire all of the outstanding equity interests of the Company. Completion of the transaction is subject to certain customary regulatory consents and approval by stockholders of Arrowroot and the Company.

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and the rules and regulations of the Securities and Exchange Commission (“SEC”). The consolidated financial statements include the accounts of iLearningEngines, Inc. and its subsidiaries.

Reclassifications

Certain reclassifications have been made to conform the prior period presentation.

Risks and Uncertainties

Impact of Conflicts in Ukraine and Middle East

Following Russia’s military invasion of Ukraine in February 2022, NATO deployed additional military forces to nearby countries in Eastern Europe, and the United States, European Union, and other nations announced various sanctions against Russia. The invasion of Ukraine and the retaliatory measures that have been taken, and could be taken in the future, by the United States, NATO, and other countries have created potential global security concerns and could have a lasting impact on regional and global economies, which could in turn adversely affect the Company.

In addition, although our business has experienced limited disruption as a result of the Russia-Ukraine conflict, continued escalation of this conflict as well as the Israeli-Hamas conflict and Houthi movement in the Red Sea may negatively impact the global economy and our future operating results and financial condition.

The conflicts in Ukraine and the Middle East have not presently resulted in a material impact on the Company’s financial position, operating results, or future forecasts. The Company continues to monitor these conflicts.

2. Summary of Significant Accounting Policies

Consolidation Policy

The accompanying consolidated financial statements include the accounts of the Company and all wholly-owned subsidiaries, ILE India and ILE Dubai. Consolidation of an entity is also assessed pursuant to Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 810, Consolidation, which requires a variable interest holder to consolidate a VIE if that party will absorb a majority of the expected losses of the VIE, receive a majority of the residual returns of the VIE, or both, and assesses whether an enterprise is the primary beneficiary of a VIE. The Company has determined that it has a variable interest in ILE India and ILE Dubai, and is considered the primary beneficiary for each entity, therefore the Company has fully consolidated ILE India and ILE Dubai under ASC 810. All intercompany transactions and accounts have been eliminated.

Business Combinations

In accordance with ASC 805, Business Combinations, the Company assesses whether a business acquisition meets the definition of an asset acquisition or a business combination. Business combinations are accounted for using the acquisition method. Under the acquisition method, the acquiring entity in a business combination recognizes 100% of the assets acquired and liabilities assumed, at their acquisition-date fair values. The Company utilizes valuation techniques appropriate for the assets and liabilities being measured in determining these fair values. The excess of the purchase price over the fair value of the net assets of the acquired business is goodwill.

Cash

Cash consists of funds held in checking accounts maintained at financial institutions. The Company classifies all highly liquid instruments with an original maturity of three months or less as cash equivalents. There are no cash equivalents as of December 31, 2023 and 2022.

Restricted Cash

Restricted cash consists of cash earmarked for a specific purpose and is not available for immediate and general use by the Company. The Company’s restricted cash reserve is prohibited from being spent in the ordinary course of business through a contractual arrangement with the Company’s lenders. As of December 31, 2023, the Company had $2.0 million in restricted cash.

Concentration of Credit Risk and Major Sales Channels

Financial investments that potentially subject the Company to credit risk consist of cash. The Company places its cash with certain U.S. financial institutions. At various times, the Company’s cash deposits with any one financial institution may exceed the amount insured by the Federal Deposit Insurance Corporation (the “FDIC”). The Company has not experienced any losses of such amounts and management believes it is not exposed to any significant credit risk on its cash.

During the year ended December 31, 2023, there were four customers, representing 19.3%, 16.0%, 11.9%, and 11.7%, respectively, who individually accounted for 10% or more of the Company’s revenue. During the year ended December 31, 2022, there were five customers, representing 17.4%, 17.0%, 14.9%, 14.3% and 10.3%, respectively, who individually accounted for 10% or more of the Company’s revenue. During the year ended December 31, 2021, there were four customers, representing 22.8%, 20.2%, 13.1% and 11.0%, respectively, who individually accounted for 10% or more of the Company’s revenue.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and related disclosures of contingent assets and liabilities at the date of the consolidated financial statements as well as the reported amounts of revenues and expenses during the reporting period. Estimates are based on several factors including the facts and circumstances available at the time the estimates are made, historical experience, risk of loss, general economic conditions and trends and the assessment of the probable future outcome. Subjective and significant estimates include, but are not limited to, allowance for credit losses, and valuation of warrants. Actual results could differ from those estimates. Estimates and assumptions are reviewed periodically and the effects of changes, if any, are reflected in the consolidated statements of operations in the period that they are determined.

Segment Information

The Company determined that it has a single operating segment after considering the Company’s organizational structure and the information regularly reviewed and evaluated by the Company’s chief operating decision maker (“CODM”) in deciding how to allocate resources and assess performance. The Company has determined that its CODM is its Chief Executive Officer. The CODM reviews the Company’s financial information on a basis for purposes of evaluating financial performance and allocating resources. On the basis of these factors, the Company determined that it operates and manages its business as one operating segment, that develops, markets, and provides consumer learning automation solutions; and accordingly has one reportable segment for financial reporting purposes.

Foreign Currency Translation and Transactions

The Company’s functional currency is the U.S. dollar. Assets and liabilities of foreign subsidiaries that operate primarily in a currency other than the U.S. dollar are remeasured and translated into U.S. dollars using the current exchange rate in effect at the balance sheet date, except for non-monetary assets and liabilities that are translated at historical exchange rates. Transactions denominated in currencies other than the Company’s functional currency are measured at the functional currency’s exchange rate in effect at the time of transaction. At the end of each reporting period, monetary assets and liabilities are remeasured to the functional currency using exchange rates in effect at the balance sheet date. Foreign currency translation adjustments are recorded as a component of accumulated other comprehensive income and are not adjusted for income taxes when they relate to permanent investments in foreign subsidiaries. Gains and losses from foreign currency transactions are included in other income in the consolidated statements of operations. Foreign currency translation adjustments were immaterial for the years ended December 31, 2023, 2022, and 2021.

Accounts Receivable and Provision for Credit Losses

Accounts receivable are uncollateralized, noninterest bearing customer obligations due under normal trade terms and generally requiring payment within 30 to 90 days of the invoice date. Accounts receivable are stated at the amount billed to the customer, net of provision for credit losses in accordance with ASC 326, Financial Instruments-Credit Losses. Payments of accounts receivable are allocated to the specific invoices identified on the customer’s remittance advice, or, if unspecified, are applied to the earliest unpaid invoice.

The estimation of the provision for credit loss is based on an analysis of historical loss experience, current receivables aging, any known or expected changes to the customers’ ability to fulfill their payment obligations, and management’s assessment of current conditions and estimated future conditions. The general CECL reserve is measured on a collective (pool) basis when similar risk characteristics exist for multiple financial instruments. The Company notes its account receivables do not similar risks, and the Company measures the CECL reserve on an individual customer account basis.

At the end of each reporting period, the provision for credit losses is reviewed relative to management’s expected credit loss model and is adjusted as necessary. The expense associated with the provision for expected credit losses is recognized in selling, general, and administrative expenses in the consolidated statements of operations. Accounts receivable write-offs are recorded when management believes it is probable a receivable will not be recovered. The provision for credit losses as of December 31, 2023 was $0.3 million.

Costs to Obtain and Fulfill Contracts

Sales commissions tied to new customer contracts earned by the Company’s Technology Partner, discussed in Note 5, are considered incremental and recoverable costs of obtaining a contract with a customer. Sales commissions for renewal of a contract are considered commensurate with the commissions paid for the acquisition of the initial contract and are earned only as the revenue to which they relate is recognized. The Company has elected the practical expedient of expensing its costs to obtain contracts as incurred because the amortization period over which they would otherwise be amortized is one year or less.

The Company does not have any capitalizable costs to fulfill contracts. Internal and external labor costs related to providing implementation services are expensed as incurred.

Debt Issuance Costs and Deferred Financing Costs

The Company borrows from various lenders to finance its growth and operations. Costs incurred in connection with debt financings, such as origination fees, original issue discount, investment banking fees and legal fees, are classified as debt issuance costs and are presented as a deduction from the related borrowing. Debt issuance costs are amortized over the expected life of the related financing agreements as a component of interest expense under the effective interest method. Debt issuance costs are expensed immediately upon early extinguishment of the debt. In a debt modification, the initial issuance costs and any additional fees incurred as a result of the modification are amortized over the term of the modified agreement.

The Company accounts for certain debt issuance costs relating to the undrawn portion of term loan commitments as assets, which are included with deferred financing costs in the consolidated balance sheets and amortized into interest expense on a straight-line basis over the loan commitment period. Once the commitment is drawn, the pro-rata portion of the unamortized asset is reclassified as a deduction from the related borrowing.

Warrants Issued in Connection with Indebtedness

Warrants issued in connection with the issuance of indebtedness that are accounted for as liabilities are initially recorded at fair value. Proceeds are first allocated to the warrants in an amount equal to the fair value of the warrants. The residual proceeds remaining after allocation to the warrant are allocated to debt as a debt discount. The debt discount is accreted over the term of the indebtedness as interest expense, using the effective interest method. The warrants are subject to remeasurement at each balance sheet date and any change in fair value is recognized as a component of change in fair value of warrant liability in the consolidated statements of operations.

Technology Partner

The Company has a long-term relationship with a Technology Partner. The Technology Partner provides research and development (“R&D”), sales and marketing, and implementation and support services to the Company. In addition, the Technology Partner also purchases, integrates and resells the Company’s platform to end customers.

When ILE contracts directly with the end customer, the Technology Partner provides front-end sales and marketing support to identify the end customer, but ILE contracts directly with the end customer to provide Implementation Services and the ILE platform. Separately, the Company contracts with the Technology Partner for the Technology Partner to provide implementation support services on behalf of the Company to the end customer. The Company is primarily responsible for fulfilling the promise to provide the specified goods and services over the contract term to the end customer and has discretion in establishing the price. Therefore, the Company determined the end customer is its customer, and the Technology Partner is acting as the Company’s agent.

When the Technology Partner purchases and integrates the ILE platform into the Technology Partner’s own software solution provided to the Technology Partner’s end customer, the Technology Partner identifies and contracts with the end customer to provide the integrated software solution, implementation services, and support services. In these arrangements, the Technology Partner controls the ILE platform, and the Company considers the Technology Partner to be its end customer for this contractual relationship.

Because the Technology Partner is a customer in some arrangements and a vendor in other arrangements, the Company evaluated the fees it pays the Technology Partner for the various services provided to the Company. The Company determined the services it received from the Technology Partner were distinct and the consideration paid to the Technology Partner was equivalent to an arms-length transaction. As a result, no costs incurred by the Company related to services provided by the Technology Partner have been netted against revenues earned from the Technology Partner.

The sales commissions paid to the Technology Partner are recognized in accordance with ASC 340-40. The implementation fees are presented within cost of revenue, while any fees paid for R&D services are presented in research and development expense and marketing fees are presented in selling, general and administrative expense on the consolidated statements of operations.

If at any time the services fees exceed collections resulting in a net payable to the Technology Partner, subsequent collections will first be applied to the net payable including any accrued interest on the balance. The details of the Master Arrangement are further described Note 5.

Goodwill and Indefinite-Lived Intangible Assets

The Company evaluates goodwill and indefinite-lived intangible assets for impairment annually or more frequently when an event occurs, or circumstances change that indicate the carrying value may not be recoverable. The Company may elect to utilize a qualitative assessment to evaluate whether it is more likely than not that the fair value of a reporting unit or indefinite-lived intangible asset is less than its carrying value and if so, the Company performs a quantitative test. The Company compares the carrying value of each reporting unit and indefinite-lived intangible asset to its estimated fair value and if the fair value is determined to be less than the carrying value, the Company recognizes an impairment loss for the difference. Goodwill and indefinite-lived intangible assets are presented under Other Assets in the consolidated balance sheets.

Long-Lived Assets and Finite-Lived Intangible Assets

Long-lived assets and finite-lived intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets might not be recoverable. Conditions that would necessitate an impairment assessment include a significant decline in the observable market value of an asset, a significant change in the extent or manner in which an asset is used, or any other significant adverse change that would indicate that the carrying amount of an asset or group of assets may not be recoverable.

For long-lived assets used in operations, including lease assets, impairment losses are only recorded if the asset’s carrying amount is not recoverable through its undiscounted, probability-weighted future cash flows. We measure the impairment loss based on the difference between the carrying amount and estimated fair value. Long-lived assets are considered held for sale when certain criteria are met, including when management has committed to a plan to sell the asset, the asset is available for sale in its immediate condition, and the sale is probable within one year of the reporting date.

Finite-lived intangible assets are amortized using the straight-line method over their estimated period of benefit, ranging from five to twelve years. Long-lived assets and finite-lived intangible assets are presented under Other Asset in the consolidated balance sheets.

Fair Value Measurements

ASC 820, Fair Value Measurements and Disclosures, defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. Fair value is to be determined based on the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants. In determining fair value, the Company uses various valuation approaches. A fair value hierarchy has been established for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are those that market participants would use in pricing the asset or liability based on market data obtained from sources independent of the Company.

Unobservable inputs reflect the Company’s assumption about the inputs that market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The fair value hierarchy is categorized into three levels, based on the inputs, as follows:

●	Level 1 — Valuations based on quoted prices for identical instruments in active markets. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these instruments does not entail a significant degree of judgment.

●	Level 2 — Valuations based on observable inputs other than quoted prices included in Level 1, such as quoted prices for either similar instruments in active markets, identical or similar instruments in markets that are not active, or model-derived valuations whose inputs or significant value drivers are observable or can be corroborated by observable market data.

●	Level 3 — Valuations based on inputs that are unobservable. These valuations require significant judgment.

The availability of valuation techniques and observable inputs can vary and is affected by a wide variety of factors, including the type of asset or liability, whether the asset or liability is new and not yet established in the marketplace, and other characteristics particular to the transaction. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Those estimated values do not necessarily represent the amounts that may be ultimately realized due to the occurrence of future circumstances that cannot be reasonably determined. Because of the inherent uncertainty of valuations, those estimated values may be materially higher or lower than the values that would have been used had a ready market for the assets or liabilities existed.

The level in the fair value hierarchy within which a fair value measurement in its entirety falls is based on the lowest-level input that is significant to the fair value measurement in its entirety.

Fair Value Option (“FVO”) Election

The Company entered into a Convertible Note Purchase Agreement on April 27, 2023, referred to herein as the “Convertible Notes”, which are accounted under the “fair value option election” as discussed below.

Under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 815, Derivative and Hedging, (“ASC 815”), a financial instrument containing embedded features and /or options may be required to be bifurcated from the financial instrument host and recognized as separate derivative asset or liability, with the bifurcated derivative asset or liability initially measured at estimated fair value as of the transaction issue date and then subsequently remeasured at estimated fair value as of each reporting period balance sheet date.

Alternatively, FASB ASC Topic 825, Financial Instruments, (“ASC 825”) provides for the “fair value option” (“FVO”) election. In this regard, ASC 825-10-15-4 provides for the FVO election (to the extent not otherwise prohibited by ASC 825-10-15-5) to be afforded to financial instruments, wherein the financial instrument is initially measured at estimated fair value as of the transaction issue date and then subsequently remeasured at estimated fair value as of each reporting period balance sheet date, with changes in the estimated fair value recognized as other income or expense in the statement of operations. The estimated fair value adjustment of the Convertible Notes is presented in a single line item within change in fair value of convertible notes in the accompanying consolidated statement of operations (as provided for by ASC 825-10-50-30(b)). Further, as required by ASC 825-10-45-5, to the extent a portion of the fair value adjustment is attributed to a change in the instrument-specific credit risk, such portion would be recognized as a component of other comprehensive income (“OCI”) (for which there have been no such adjustments with respect to the Convertible Notes.) Under the fair value option election described the Company presents the entire change in fair value of the Convertible Notes, including the component related to interest expense, within in a single line item on the consolidated statements of operations which is captioned “Change in fair value of convertible notes”.

The fair value of the Convertible Notes as of December 31, 2023 was $31.5 million and is presented within “Convertible notes” on the consolidated balance sheets. Refer to Note 7 for additional detail regarding the Convertible Notes.

Deferred Transaction Costs

The Company incurred direct and incremental transaction costs for the year ended December 31, 2023 related to the contemplated merger with Arrowroot. Transaction costs of $4.0 million were deferred and capitalized to the deferred transaction costs line item on the consolidated balance sheet as of December 31, 2023.

After consummation of the merger, these costs will be recorded to shareholders’ deficit as a reduction of additional paid-in capital generated as a result of the merger. If the merger with Arrowroot is subsequently aborted, the Company will review the deferred transaction costs for impairment. As of December 31, 2023, $1.1 million and $1.6 million of unpaid transaction costs are included within the trade accounts payable and accrued expenses line items on the consolidated balance sheet, respectively.

Share-Based Compensation

The Company records compensation costs related to share-based awards in accordance with ASC Topic 718, Compensation — Stock Compensation (“ASC 718”), whereby the Company measures compensation cost at the grant date based on the estimated fair value of the award. Compensation cost is recognized on a straight-line basis over the requisite service period of the award, which is generally the vesting period. Forfeitures are accounted for when they occur.

Revenue Recognition

The Company recognizes revenue in accordance with ASC Topic 606.

Revenues are recognized when control of services is transferred to the Company’s customers, in an amount that reflects the consideration ILE expects to be entitled to in exchange for those services over the term of the agreement, generally when made available to the customers. Revenues are recognized net of sales credits and allowances. Revenue is recognized net of any taxes collected from customers, which are subsequently remitted to governmental authorities.

Revenue is recognized based on the following five step model in accordance with ASC 606:

●	Identification of the contract with a customer;

●	Identification of the performance obligations in the contract;

●	Determination of the transaction price;

●	Allocation of the transaction price to the performance obligations in the contract; and

●	Recognition of revenue when, or as, the Company satisfies a performance obligation.

A performance obligation is a promise in a contract to transfer a distinct good or service to the customer and is the unit of accounting. Determining whether products and services are considered distinct performance obligations that should be accounted for separately versus together may require significant judgment. The Company’s contracts with customers include two performance obligations, (i) implementation, and (ii) combined software license and maintenance. The Company records individual performance obligations separately by allocating the contract’s total transaction price to each performance obligation of each distinct good or service in the contract.

Implementation services

All customers require implementation services prior to being able to use the ILE platform. To date ILE has outsourced these services to its Technology Partner who has been trained to provide the implementation services. Refer to Note 5 for further discussion of the Technology Partner. Implementation services generally take 1 – 3 months and consist of the phases the Company follows as part of the customer onboarding process.

The Company is primarily responsible for fulfilling the promise to provide implementation services to a customer and also has discretion in establishing pricing for these services. Accordingly, the Company is identified as the principal in the arrangement.

The implementation services do not involve significant customization or creating new software functionality. Instead, the services mainly focus on configuration and mapping customer data with the required attributes within the software platform to ensure the platform’s built-in functionalities can be utilized by the customer. Revenues from implementations are recognized over time as such services are performed using an input method of efforts expended, compared to total estimated efforts to complete the project.

Combined software license and maintenance

The combined software license and maintenance performance obligation relates to the license to the ILE AI platform and related maintenance services (including critical support functions and updates) provided over the license term. The software licenses to the AI platform is not considered distinct from the maintenance services, because the customer cannot derive the intended value from the software without ongoing critical support services and updates that are provided by the maintenance services. ILE recognizes revenue from the combined software license and maintenance performance obligation ratably over the contract term beginning on the date that the software license is delivered to the customer and related maintenance services are made available, as the customer simultaneously receives and consumes the benefits of the combined software license and maintenance performance obligation. Contracts with customers typically include a fixed amount of consideration and are generally cancelable with 90 days to 24 months’ notice. ILE typically invoices customers quarterly in advance for ILE’s software license and maintenance services upon execution of the initial contract or subsequent renewal.

A contract’s transaction price, which is generally a fixed fee in the Company’s arrangements, is allocated to each performance obligation and recognized as revenue as the respective performance obligation is satisfied. The Company’s process for determining SSP involves significant management judgment since the Company’s performance obligations are not sold separately. In determining the SSP of implementation services, the Company estimates the cost of providing the services and adds a reasonable margin. The determination of the added margin considers what a market participant would be willing to pay and is adjusted for differences in products, geographies, customers, and other factors. The Company’s cost estimates are primarily based on historical cost data for similar implementation projects. The SSP of the combined software license and maintenance performance obligation is based on the residual approach as the Company sells the ILE AI platform and related maintenance services to different customers at a highly variable range of amounts.

Disaggregation of Revenue

The Company disaggregates revenue into categories that depict the nature, amount, and timing of revenue and cash flows based on differing economic risk profiles for each category. In concluding such disaggregation, the Company evaluated the nature of the products and services, consumer markets, sales terms, and sales channels which have similar characteristics such that the level of disaggregation provides an understanding of the Company’s business activities and historical performance. The level of disaggregation is evaluated annually and as appropriate for changes to the Company or its business, either from internal growth, acquisitions, divestitures, or otherwise. Revenue from implementation services and combined software license and maintenance is recognized over the respective performance obligation period. As such, there is no disaggregation of revenue by point in time as all of the Company’s revenue is recognized over time.

With respect to the Company’s disaggregation of revenue by customer geography, geography is primarily determined based on the location of the customer identified in the contract. As described in the Technology Partner policy note above, the Company enters contracts with the Technology Partner though which the Technology Partner purchases and integrates the ILE platform into the Technology Partner’s own software solution provided to one of the Technology Partner’s customers. In this type of contractual arrangement, the Company identifies the Technology Partner as its customer. In contractual arrangements in which the Technology Partner is identified as the customer, the Technology Partner’s end customer may or may not be known by the Company. In cases in which the Technology Partner’s customer is known to the Company, the geography is determined based on the location of the Technology Partner’s customer and conversely, in cases in which the Technology Partner’s customer is not known, the customer geography is determined based on the geography of the Technology Partner. The following table presents this disaggregation of revenue by customer geography:

	Years Ended December 31,
	2023	2022	2021
	(In thousands)
India	$162,854	$138,048	$126,371
North America	194,886	116,112	47,953
Other(1)	62,842	55,010	43,543
Total Revenues	$420,582	$309,170	$217,867

(1)	Other includes customers in Middle East and Europe.

The following table presents to disaggregation of revenue by type of revenue:

	Years Ended December 31,
	2023	2022	2021
	(In thousands)
Revenue related to implementation services	$16,491	$15,872	$5,495
Combined software license and maintenance revenues	404,091	293,298	212,372
Total Revenues	$420,582	$309,170	$217,867

Contract asset

Contract asset balances represent amounts for which the Company has recognized revenue, pursuant to its revenue recognition policy, for software licenses already delivered, implementation services, and maintenance services already performed but invoiced in arrears. As of December 31, 2023 and 2022 contract assets were $0.5 million and $9.4 million, respectively.

Contract liability

Contract liability represents either customer advance payments or billings for which the revenue recognition criteria has not yet been met. Contract liability is primarily unearned revenue related to combined software and maintenance services. During the year ended December 31, 2023 and 2022, $2.8 million and $2.1 million of combined software and maintenance services revenue were recognized, respectively, that was included in the contract liability balances at the beginning of the period.

Remaining performance obligations

As of December 31, 2023, the total remaining performance obligations under the Company’s contracts with customers was $409.6 million, and the Company expects to recognize approximately 90% of the remaining performance obligations as revenue within the next twelve months. As of December 31, 2022, the total remaining performance obligations under the Company’s contracts with customers was $235.1 million, and the Company recognized revenues on approximately 70% of these remaining performance obligations over the year ended December 31, 2023.

Cost of Revenue

Cost of revenue is comprised of expenses related to customer support and fees paid to third parties.

Income Taxes

The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements. Under this method, the Company determines deferred tax assets and liabilities on the basis of the differences between the consolidated financial statement and tax bases of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in the consolidated statements of operations in the period of the enactment date.

The Company recognizes deferred tax assets to the extent that the Company believes that these assets are more likely than not to be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. During 2022, the Company achieved sufficient profits to release the entirety of its valuation allowance established in a prior period. Accordingly, as of December 31, 2023, the Company no longer maintains a valuation allowance outside of the Australia jurisdiction.

The Company records uncertain tax positions in accordance with ASC Topic 740, Income Taxes, (“ASC 740”) on the basis of a two-step process in which (1) the Company determines whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, the Company will recognize the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority.

The Company recognizes interest and penalties related to unrecognized tax benefits on the income tax expense line in the accompanying consolidated statements of operations. As of December 31, 2023 and 2022, no accrued interest or penalties are included on the related tax liability line in the consolidated balance sheets.

Research and Development Expenses

Software development costs are expensed as incurred until the point the Company establishes technological feasibility. Technological feasibility is established upon the completion of a working model. Costs incurred by the Company between establishment of technological feasibility and the point at which the product is ready for general release are capitalized, subject to their recoverability, and amortized over the economic life of the related products. Because the Company believes its current process for developing its software products essentially results in the completion of a working product concurrent with the establishment of technological feasibility, no software development costs have been capitalized to date. There were no software development costs required to be capitalized under ASC Topic 985-20, Costs of Software to be Sold, Leased or Marketed. The Company’s R&D costs are primarily incurred with the Company’s Technology Partner discussed in Note 5.

Emerging Growth Company Status

The Company is an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. The Company has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that it (i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, these consolidated financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.

Recently Adopted Accounting Pronouncements

In August 2020, the FASB issued ASU No. 2020-06, Debt – Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU No. 2020-06”). ASU No. 2020-06 was issued to address issues identified as a result of the complexity associated with applying generally accepted accounting principles for certain financial instruments with characteristics of liabilities and equity. For convertible instruments, the FASB decided to reduce the number of accounting models for convertible debt instruments and convertible preferred stock. In addition to eliminating certain accounting models, the FASB also decided to enhance information transparency by making targeted improvements to the disclosures for convertible instruments and earnings-per-share guidance. This update is effective for public business entities for fiscal years beginning after December 15, 2021, and interim periods within those fiscal year. For all other entities, this update is effective for fiscal years beginning after December 15, 2023, and interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 31, 2020.

On January 1, 2023, the Company adopted this standard and it did not have a material impact on the Company’s consolidated results of operations, financial position, cash flows, or related disclosures. On January 1, 2023, the Company adopted FASB ASU No. 2016-13, Financial Instruments – Credit Losses (Topic 326) (“ASU No. 2016-13”). ASU No. 2016-13 was issued to bring consistency in the accounting treatment of different types of financial instruments, require consideration of a broader range of variables when forming loss estimates, and require immediate recognition of management’s estimates of current expected credit losses (“CECL”). See “Accounts Receivable and Provision for Credit Losses” above for further information.

Recent Accounting Pronouncements Not Yet Adopted

In November 2023, the Financial Accounting Standards Board (FASB) issued Accounting Standard Update (ASU) No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, which requires a public entity to disclose significant segment expenses and other segment items on an annual and interim basis and provide in interim periods all disclosures about a reportable segment’s profit or loss and assets that are currently required annually. Additionally, it requires a public entity to disclose the title and position of the Chief Operating Decision Maker (CODM). The ASU does not change how a public entity identifies its operating segments, aggregates them, or applies the quantitative thresholds to determine its reportable segments. The new standard is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted. A public entity should apply the amendments in this ASU retrospectively to all prior periods presented in the financial statements. We expect this ASU to only impact our disclosures with no impacts to our results of operations, cash flows and financial condition.

In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which focuses on the rate reconciliation and income taxes paid. ASU No. 2023-09 requires a public business entity (PBE) to disclose, on an annual basis, a tabular rate reconciliation using both percentages and currency amounts, broken out into specified categories with certain reconciling items further broken out by nature and jurisdiction to the extent those items exceed a specified threshold. In addition, all entities are required to disclose income taxes paid, net of refunds received disaggregated by federal, state/local, and foreign and by jurisdiction if the amount is at least 5% of total income tax payments, net of refunds received. For PBEs, the new standard is effective for annual periods beginning after December 15, 2024, with early adoption permitted. An entity may apply the amendments in this ASU prospectively by providing the revised disclosures for the period ending December 31, 2025 and continuing to provide the pre-ASU disclosures for the prior periods, or may apply the amendments retrospectively by providing the revised disclosures for all period presented. We expect this ASU to only impact our disclosures with no impacts to our results of operations, financial position, or cash flows.

3. Acquisitions

On April 4, 2022, the Company completed the acquisition of 100% interest of In2vate, LLC (“In2vate”). In2vate is a risk management and learning platform provider in Tulsa, Oklahoma. In2vate serves more than two million users delivering high impact risk management programs and services to enterprises, educational institutions, health systems and law enforcement organizations. Total consideration of $0.9 million was exchanged, consisting of 215,970 shares of the Company’s common stock and contingent consideration of 34,030 shares of the Company’s common stock, both at a price per share of $3.53, the contingent consideration will only vest upon the occurrence of any of the following events: an initial public offering of the Company’s common stock; a merger with a special purpose acquisition company; a merger or consolidation of the Company that is also a change of control; the sale, lease, transfer, exclusive license, or other disposition of substantially all of the assets of the Company; or the sale or disposition of one or more subsidiaries of the Company if substantially all of the assets of the Company are held by those subsidiaries. This contingent consideration meets the requirements for permanent equity classification and was recorded to Additional Paid-In Capital within the consolidated balance sheets. Transaction costs related to the acquisition totaling $0.05 million are included in selling, general and administrative expenses in the consolidated statements of operations and consist primarily of legal and other management due diligence fees, for the year ended December 31, 2022.

The following table summarizes the consideration transferred and the purchase price allocation of the fair values of the assets acquired and liabilities assumed at the acquisition date:

Amount
(in thousands)
Total consideration exchanged, less cash and cash equivalents of $161	$722

Accounts receivables, net	$60
Property and equipment, net	454
Goodwill and intangible assets	319
Other assets	1
Total assets acquired	834
Accounts payable	(84)
Other current liabilities	(28)
Total liabilities assumed	(112)
Total net assets assumed	$722

Goodwill represents the excess of the consideration paid over the fair values of the acquired net assets and is included in Other Assets in the consolidated balance sheets. The allocated value of goodwill primarily relates to the value of the existing workforce and anticipated synergies by combining existing Company functions. The results of operations of the acquired company are included in the Company’s consolidated statements of income from the date of acquisition. The goodwill is amortizable for tax purposes over 15 years.

4. Accrued Expenses

The following table presents the components of accrued expenses as of December 31, 2023, and 2022:

	As of
	December 31, 2023	December 31, 2022
	(In thousands)
Accrued income taxes	$1,742	$834
Other accrued expenses(1)	1,240	450
Total	$2,982	$1,284

(1)	Other Accrued Expense includes accrued professional service fees, accrued interest, accrued compensation and benefits, and other current liabilities.

5. Technology Partner

In 2019, the Company entered a Master Agreement (“MA”) with the Technology Partner, which allows for quarterly netting of amounts collected by the Technology Partner from end-users, against the cost of the Technology Partner’s services rendered and billable to the Company. The MA has an initial term of five years with an automatic renewal for five additional years.

On January 1, 2021, the Company amended the interest rate with the Technology Partner which changed from a 12-month LIBOR rate plus 2.0% to a fixed rate of 3.99% through December 31, 2023. Subsequent to December 31, 2023, the Company amended the interest rate with the Technology Partner to a fixed rate of 5.99% through December 31, 2024. The Company is not required to repay any outstanding balance or accrued interest until the tenth anniversary of the effective date of termination of the MA. As of the date of these consolidated financial statements, the MA has not been terminated.

The following table summarizes the expenses charged to company by the Technology Partner that are presented within cost of revenue, selling, general and administrative expenses, and research and development expenses on the consolidated statements of operations for the years ended December 31, 2023, 2022 and 2021:

	December 31,
	2023	2022	2021
	(In thousands)
Cost of revenue	$132,111	$93,753	$64,834
Selling, general and administrative expense	127,538	96,972	68,931
Research and development expense	128,539	97,396	70,836
	$388,188	$288,121	$204,601

Subordinated Payable to the Technology Partner

On December 30, 2020, in conjunction with the 2020 Term Loans issuance described in Note 6 - Debt, the Company and the Technology Partner entered into a subordination agreement whereby the payable to the Technology Partner became subordinated to the 2020 and 2021 Term Loans.

	December 31,
	2023	2022
	(In thousands)
Beginning balance	$47,495	$45,828
Accrued interest	1,668	1,667
Subordinated payable to Technology Partner	$49,163	$47,495

Interest expense related to the subordinated payable to the Technology Partner was $1.7 million for each of the years ended December 31, 2023, 2022, and 2021.

Net Receivable from Technology Partner

Subsequent to the execution of the subordination agreement, the Company and the Technology Partner resumed quarterly netting of collections and the cost of services provided with the same interest rate terms defined above.

	December 31,
	2023	2022
	(In thousands)
Opening balance of receivable from Technology Partner	$10,217	$727
Collections by Technology Partner	389,361	297,710
Cost of services provided by Technology Partner	(388,189)	(288,121)
Net cash transfers between Company and Technology Partner	2,213	(99)
Closing balance of receivable from Technology Partner	$13,602	$10,217

6. Debt

The following table presents the components of the Company’s debt as of December 31, 2023 and 2022:

	December 31,
	2023	2022
	(In thousands)
2020 Term Loans	$2,697	$6,708
2021 Term Loans	12,299	13,377
2023 Term Loans	10,000	-
Other Loans	-	160
	24,996	20,245
Less: Discount on debt	3,800	2,394
	21,196	17,851
Less: Current portion	10,517	8,138
Long-term portion of debt	$10,679	$9,713

Contractual interest expense related to long-term debt was $2.5 million, $2.0 million, and $1.1million for the years ended December 31, 2023, 2022, and 2021, respectively. The amortization of debt issuance costs was $2.1 million, $3.2 million and $2.2 million for the years ended December 31, 2023, 2022, and 2021, respectively.

Aggregate annual maturities of long-term debt obligations for each of the next five years are as follows for the years ending December 31:

Year ended December 31,	Long-Term Debt
(In thousands)
2024	$12,745
2025	8,356
2026	3,895
Total	$24,996

Term Loans and Warrants Issued

On December 30, 2020, the Company entered into a Loan and Security Agreement (the “2020 Term Loan”) with Venture Lending & Leasing IX, Inc. (the “2020 Lender”), pursuant to which the 2020 Lender made available to the Company a term loan facility in an aggregate principal amount of $10.0 million.

In connection with the 2020 Term Loan, the Company issued to Venture Lending & Leasing IX, LLC, an affiliate of the 2020 Lender, warrants to purchase 433,597 shares of the Company (the “2020 Warrants”). The 2020 Warrants are classified as a liability and recorded at their fair value because there are certain put rights that may obligate the Company to repurchase the 2020 Warrants in the future, based on events that are outside of the control of the Company. The 2020 Warrants have an exercise price of $6.94 per share and are exercisable through July 31, 2036. In the event that the Company participates in a preferred stock financing round, the warrant will also become exercisable for shares of preferred stock at an exercise price equal to the lowest price per share of any preferred stock financing round. The 2020 Warrants are presented within the Warrant liability line item of the December 31, 2023 and December 31, 2022 consolidated balance sheets. As of December 31, 2023, the weighted average effective interest rate for 2020 Term Loan is 32.4%.

On October 21, 2021, the Company entered into a Loan and Security Agreement (the “2021 Term Loan”, together with the 2020 Term Loan Agreement, the “Term Loan Agreement”) with Venture Lending & Leasing IX, Inc. and WTI Fund X, Inc. (collectively, the “2021 Lender”), pursuant to which the 2021 Lender made available to the Company a term loan facility in an aggregate principal amount of $20.0 million. The Company made its fourth draw on the 2021 Term Loan of $5.0 million on January 10, 2023. The 2021 Term Loan bears interest of 11.5% per annum. The Company incurred debt discounts on the 2021 Term Loan in connection with the fair value of the warrants referenced below. As of December 31, 2023, the weighted average effective interest rate for 2021 Term Loan is 19.1%.

In connection with the 2021 Term Loan, the Company issued to Venture Lending & Leasing IX, LLC and WTI Fund X, LLC, affiliates of the 2021 Lenders, warrants to purchase 440,021 common shares of the Company (the “2021 Warrants”), of which 55,005 were issued in 2023 in connection with the $5.0 million draw on the 2021 Term Loan on January 10, 2023. The 2021 Warrants are classified as a liability and recorded at their fair value because there are certain put rights that may obligate the Company to repurchase the 2021 Warrants in the future, based on events that are outside of the control of the Company. The 2021 Warrants have an exercise price of $6.94 per share and are exercisable through July 31, 2037. In the event that the Company participates in a preferred stock financing round, the warrant will also become exercisable for shares of preferred stock at an exercise price equal to the lowest price per share of any preferred stock financing round. The 2021 Warrants are presented within the Warrant liability line item of the December 31, 2023 and December 31, 2022 consolidated balance sheets.

On October 31, 2023, the Company entered a Loan and Security Agreement with WTI Fund X, Inc. (the “2023 Lender”), pursuant to which the 2023 Lender made available to the Company a term loan facility with an aggregate principal amount of $10.0 million (the “2023 Term Loan”). On October 31, 2023, the Company drew down the full principal amount of $10.0 million. In connection with the 2023 Term Loan, the Company issued to WTI Fund X, LLC, an affiliate of the 2023 Lender, warrants to purchase 220,681 common shares. The 2023 Warrants have an exercise price of $10.14 per share and are exercisable through October 31, 2038. As of December 31, 2023, the effective interest rate for 2023 Term Loan is 35.9%.

The Company’s 2020, 2021, and 2023 Term Loans are subject to covenant clauses, whereby the Company is required to pay and file all taxes in a timely manner as well as deliver audited consolidated financial statements within six months after the end of each financial reporting year. The Company did not pay or file employment payroll tax returns for any period from its inception through the year ended December 31, 2020. The Company also failed to deliver audited consolidated financial statements for the years ended December 31, 2022 and 2021 within the required time period. In addition, the Company failed to maintain $2.0 million as restricted cash in a separate bank account, as required under the terms of 2023 Term Loan, for the year ended December 31, 2023. Due to these breaches of covenant clauses, the 2020, 2021, and 2023 Lenders were contractually entitled to request immediate repayment of the outstanding 2020, 2021, and 2023 Term Loans, however agreed to waive the each of the various covenant breaches described. Accordingly, the current portion of long-term debt presented within the consolidated balance sheets represent only the principal payments contractually due within the twelve months of each balance sheet date.

The following is a schedule of changes in warrants issued and outstanding from January 1, 2022 to December 31, 2023:

Units
Outstanding as of December 31, 2021	708,609
Warrants issued	110,004
Outstanding as of December 31, 2022	818,613
Warrants issued	275,686
Outstanding as of December 31, 2023	1,094,299

7. Convertible Notes

The Company entered into a Convertible Note Purchase Agreement on April 27, 2023 with Arrowroot Capital, to finance the proposed business combination discussed in Note 1 – Nature of the Business and Basis of Presentation. The Convertible Notes shall bear simple interest, accrued on a daily basis in arrears, at a rate of 15.0% per annum until aggregate accrued interest is greater than 25.0% of the principal amount, and at a rate of 8.0% per annum thereafter. An amount equal to the sum of the product of the outstanding principal balance times 2.75, or $47.9 million at December 31, 2023, and the unpaid accrued interest on the notes are due and payable upon the earlier of the maturity date and occurrence of any event of default, as defined in the agreement. The Convertible Notes are issuable with an aggregate principal amount up to $50.0 million payable in cash of which $17.4 million has been drawn upon as of December 31, 2023. The Convertible Notes mature on October 27, 2025, unless converted earlier, redeemed, or repurchased in accordance with their terms, prior to the maturity date.

Under the terms of the Convertible Note Purchase Agreement, the Convertible Notes will be convertible to shares including under the following circumstances after April 27, 2023:

●	upon the occurrence of an equity financing, the lender can elect to exchange the Convertible Notes into the number of shares of equity securities issued in such equity financing equal to the note balance divided by the equity price in such equity financing and

●	immediately prior to the consummation of a qualified de-SPAC transaction, the Convertible Notes shall automatically convert, in whole, into shares of common stock of the Company thereby entitling the lender to receive a number of shares equal to the note balance, divided by $10.00.

Additionally, pursuant to the note purchase agreement, the Company may prepay the Convertible Notes in cash without the consent of the holders, at an amount equal to the balance of the note, at any time prior to October 27, 2025. As of December 31, 2023, the fair value of the Convertible Notes was $31.5 million, and the corresponding change in fair value of the Convertible Notes was an increase of $14.1 million for the year ended December 31, 2023.

8. Share-Based Compensation

On August 12, 2021, the Company adopted the 2020 Equity Incentive Plan (the “Plan”). The total restricted stock units (“RSUs”) granted under the Plan as of December 31, 2023 and December 31, 2022 was 8,338,438 and 7,138,438, respectively. The awards have a four year service requirement with a one-year cliff vesting starting on the employment date and are subject to the Liquidity Event provision defined below.

As of December 31, 2023 and December 31, 2022, the Company had 39,883,388 shares of restricted stock awards outstanding with the Company’s founders with a ten year service requirements starting on the day of the Liquidity Event (defined below) (the “Founder Restricted Shares”) and 360,290 restricted shares outstanding with a former employee, in which the service requirement had been deemed met on the grant date (together with the Founder Restricted Shares, the “Restricted Shares”). The Company’s 40,243,678 outstanding Restricted Shares participate on par with common shares in all distributions from the Company, as the holders of these restricted shares are entitled to non-forfeitable dividend rights. Each of the RSUs and Restricted Shares is subject to a change of control provision; an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”); a direct listing on the Nasdaq Global Select Market or New York Stock Exchange; or the Company’s completion of a merger or consolidation with a SPAC whereby the surviving company’s common stock are publicly traded in a public offering pursuant to an effective registration statement under the Securities Act (collectively, the “Liquidity Events”).

The summary of nonvested RSUs and Restricted Shares whose vesting is subject to the achievement of a Liquidity Event for the year ended December 31, 2023 is disclosed below:

	Shares	Weighted Average Grant Date Fair Value
RSUs
Nonvested as of January 1, 2022	7,138,438	$3.53
Granted	-	-
Nonvested as of December 31, 2022	7,138,438	$3.53
Granted	1,200,000	$7.39
Nonvested as of December 31, 2023	8,338,438	$4.09

	Shares	Weighted Average Grant Date Fair Value
Restricted Shares
Nonvested as of January 1, 2022	40,243,678	$3.53
Granted	-	-
Nonvested as of December 31, 2022	40,243,678	$3.53
Granted	-	-
Nonvested as of December 31, 2023	40,243,678	$3.53

The aggregate unrecognized compensation expense for these awards whose vesting is subject to the achievement of a Liquidity Event is $176.1 million as of December 31, 2023.

The vesting of these RSUs and Restricted Shares is contingent upon the Liquidity Events that are considered not probable of occurring until it actually occurs, therefore no share-based compensation expense will be recognized until any of the Liquidity Events are achieved.

9. Income Taxes

(Loss) income before income tax expense (benefit) consisted of the following (in thousands):

	Years Ended December 31,
	2023	2022	2021
Domestic	$(2,230)	$5,441	$2,524
Foreign	(20)	50	29
Net (loss) income before income tax (benefit) expense	$(2,250)	$5,491	$2,553

The components of the provision (benefit) for income taxes are as follows (in thousands):

	Years Ended December 31,
	2023	2022	2021
Current expense:
Federal	$637	$483	$—
State	406	319	32
Foreign	21	21	—
Total current expense:	1,064	823	32
Deferred expense (benefit):
Federal	1,325	(6,623)	—
State	(229)	(172)	—
Foreign	(3)	(3)	—
Total deferred benefit:	1,093	(6,798)	—
Total income tax expense (benefit):	$2,157	$(5,975)	$32

A reconciliation of the Company’s statutory income tax rate to the Company’s effective income tax rate is as follows:

	Years Ended December 31,
	2023	2022	2021
Federal statutory rate	21.0%	21.0%	21.0%
Effect of:
State taxes, net of federal tax benefit	(6.4)%	1.6%	2.4%
Permanent differences	(0.3)%	0.2%	0.4%
FDII provisions	28.5%	(1.6)%	0.0%
Foreign rate differential	0.5%	0.2%	(0.2)%
Change in fair value of securities	(139.2)%	(0.9)%	0.7%
Change in state rates	2.4%	11.0%	71.2%
Stock compensation	(0.9)%	0.0%	0.3%
Change in valuation allowance	(1.4)%	(140.3)%	(94.6)%
Effective tax rate	(95.8)%	(108.8)%	1.2%

The net deferred income tax asset balance related to the following (in thousands):

	Years Ended December 31,
	2023	2022
Deferred tax assets:
Federal, state and local net operating loss carryforwards	$3,101	$5,579
Payroll taxes	743	643
163j disallowed interest	224	7
Capitalized R&D expenses	2,935	1,883
Accrued expenses	127	10
Total deferred tax assets before valuation allowance	7,130	8,122
Deferred tax liabilities:
Other	(80)	(86)
481(A) adjustment	(1,315)	(1,238)
Total deferred tax liabilities before valuation allowance	(1,395)	(1,324)
Valuation allowance	(32)	—
Net deferred tax asset	$5,703	$6,798

As of December 31, 2023, 2022, and 2021, the Company had federal net operating loss carryforwards of $14.5 million, $26.3 million, and $37.8 million, respectively. As of December 31, 2023 and 2022, the Company has state net operating loss (“NOL”) carryforwards of $26.7 million and $37.4 million. The Federal net operating loss carryforwards may be carried forward indefinitely, subject to 80% of taxable income limitation. The state net operating loss carryforwards begin to expire in 2037. As of December 31, 2023, the Company had foreign NOL carryforwards of $0.1 million, primarily related to Australia. There were no foreign NOL carryforwards as of December 31, 2022.

As of December 31, 2023, the Company had interest expense carryforward for U.S. income tax purposes of $0.9 million. The entire $0.9 million has an indefinite carryforward period. These carryforwards are available, subject to certain limitations, to offset future taxable income.

Future realization of the tax benefits of existing temporary differences and net operating loss carryforwards ultimately depends on the existence of sufficient taxable income within the carryforward period. As of December 31, 2023 and 2022, the Company performed an evaluation to determine whether a valuation allowance was needed. The Company considered all available evidence, both positive and negative, which included the results of operations for the current and preceding years. With the exception of the Australia jurisdiction, the Company determined that future taxable income is probable and determined that it is more likely than not that all of the deferred tax assets will be realized. Accordingly, as of December 31, 2023, the Company no longer maintains a valuation allowance outside of the Australia jurisdiction.

The Tax Cuts and Jobs Act (“TCJA”) resulted in significant changes to the treatment of R&D expenditures under Section 174. For tax years beginning after December 31, 2021, taxpayers are required to capitalize and amortize all R&D expenditures that are paid or incurred in connection with their trade or business. Specifically, costs for U.S.-based R&D activities must be amortized over five years and costs for foreign R&D activities must be amortized over 15 years — both using a midyear convention. During the year ended December 31, 2023, the Company capitalized $4.5 million of foreign R&D expenses for income tax purposes.

Under Internal Revenue Code Section 382, if a corporation undergoes an “ownership change,” the corporation’s ability to use its pre-change NOL carryforwards and other pre-change tax attributes to offset its post-change income may be limited. The Company has not completed a study to assess whether an “ownership change” has occurred or whether there have been multiple ownership changes since ILE became a “loss corporation” as defined in Section 382. Future changes in the Company’s stock ownership, which may be outside of ILE’s control, may trigger an “ownership change.” In addition, future equity offerings or acquisitions that have equity as a component of the purchase price could result in an “ownership change.” If an “ownership change” has occurred or does occur in the future, utilization of the NOL carryforwards or other tax attributes may be limited, which could potentially result in increased future tax liability to the Company.

The calculation of the Company’s tax liabilities involves dealing with uncertainties in the application of complex tax laws and regulations for both federal taxes and the many states in which the Company operates or does business in. ASC 740 states that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, on the basis of the technical merits.

The Company records uncertain tax positions as liabilities in accordance with ASC 740 and adjusts these liabilities when the Company’s judgment changes as a result of the evaluation of new information not previously available. Because of the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from the Company’s current estimate of the unrecognized tax benefit liabilities. These differences will be reflected as increases or decreases to income tax expense in the period in which new information is available. As of December 31, 2023 and 2022, the Company has not recorded any uncertain tax positions in the Company’s financial statements.

The Company recognizes interest and penalties related to unrecognized tax benefits on the income tax expense line in the accompanying consolidated statements of operations. As of December 31, 2023 and 2022, no accrued interest or penalties are accrued on the consolidated balance sheet.

A reconciliation of the beginning and ending amounts of unrecognized tax provision is as follows:

	Year Ended December 31,
	2023	2022
	(In thousands)
Gross tax contingencies as of beginning of year	$—	$1,715
Decreases in gross tax contingencies	—	(1,715)
Gross tax contingencies as of end of year	$—	$—

The Company files tax returns as prescribed by the tax laws of the jurisdictions in which it operates. In the normal course of business, the Company is subject to examination by federal and state jurisdictions, where applicable. There are currently no pending tax examinations.

10. Net (Loss) Income Per Share

Basic net (loss) income per share is computed using the weighted-average number of common shares outstanding during the period. Diluted net (loss) income per share is computed using the weighted-average number of common shares and, if dilutive, common share equivalents outstanding during the period.

The computation of basic and diluted net (loss) income per share and weighted-average shares of the Company’s common stock outstanding during the periods presented is as follows:

	Year Ended December 31,
	2023	2022	2021
	(In thousands, except share and per share amounts)
Basic net (loss) income per share:
Net (loss) income	$(4,407)	$11,466	$2,521
Income allocated to participating securities	—	(3,393)	(358)
Net (loss) income attributable to common stockholders – basic	$(4,407)	$8,073	$2,163

Diluted net (loss) income per share:
Net (loss) income attributable to common stockholders – basic	$(4,407)	$8,073	$2,163
Interest expense on the 2019 Convertible Notes	—	—	39
Net (loss) income attributable to common stockholders – diluted	$(4,407)	$8,073	$2,202

Shares used in computation:
Weighted-average common shares outstanding	95,782,605	95,728,760	94,697,428
Weighted-average effect of dilutive securities:
Assumed conversion of the 2019 Convertible Notes	—	—	3,345,450
Diluted weighted-average common shares outstanding	95,782,605	95,728,760	98,042,878

Net (loss) income per share attributable to common stockholders:
Basic	$(0.05)	$0.08	$0.02
Diluted	$(0.05)	$0.08	$0.02

There were no dividends declared or accumulated on the common shares during the years ended December 31, 2023, 2022 and 2021.The Company applies the two-class method to its Restricted Shares, which contains non-forfeitable dividend rights and thereby meets the definition of participating securities, which requires earnings available to common stockholders for the period to be allocated between common stock and participating securities based upon their respective rights to receive dividends as if all earnings for the period had been distributed. Net loss is not allocated to participating securities in accordance with the contractual terms. The Company’s weighted average restricted shares outstanding for the years ended December 31, 2023, 2022 and 2021 are 40,243,678, 40,243,678 and 15,656,445, respectively. The Company excluded the following securities, presented based on amounts outstanding at each period end, from the computation of diluted net (loss) income per share attributable to common stockholders for the periods indicated, as including them would have had an anti-dilutive effect:

	Year Ended December 31,
	2023	2022	2021
Warrants to purchase common stock(1)	1,094,299	818,613	708,609
RSUs(2)	8,338,438	7,138,438	6,988,938
Contingent consideration to In2vate(3)	34,030	34,030	—
Convertible Notes(4)	4,905,672	—	—
Restricted Shares(5)	40,243,678	—	—

(1)	The treasury stock method was applied to warrants, in which the impact was anti-dilutive for the year ended December 31, 2023 and 2022. Therefore, they are excluded from the dilutive EPS calculation.

(2)	RSUs are subject to the vesting condition under the Liquidity Event, as discussed in Note 8 – Share Based Compensation. As these securities are considered as contingently issuable shares where the contingency has not been met at the end of the reporting period, they are excluded from the dilutive net income (loss) per share calculation for the periods presented.

(3)	Contingencies underlying contingent consideration payable to In2vate was not met as of the end of the reporting period. Therefore, these shares have been excluded from the dilutive net (loss) income per share calculation for the periods presented.

(4)	If-converted method was applied to the Convertible Notes, in which the impact was anti-dilutive for the year ended December 31, 2023. Therefore, they are excluded from the dilutive EPS calculation.

(5)	Restricted Shares were excluded from dilutive earnings per share calculation for the year ended December 31, 2023 as the impact of including such shares would be anti-dilutive.

11. Payroll Taxes Payable

The Company has not paid or filed employment payroll tax returns for any period from inception through December 31, 2020. The federal and state withholding tax, employer payroll taxes, penalties, and interest liability from inception of the Company through December 31, 2023 and related penalties and interest were recorded within Payroll Taxes Payable on the consolidated balance sheets. The total liability was $3.0 million and $2.8 million as of December 31, 2023 and December 31, 2022, respectively. The related charge for these accruals is recorded to Selling, General, and Administrative Expenses within the consolidated statements of operations.

12. Fair Value Measurements

The Company’s financial instruments consist of its warrant liability, 2020 Term Loans, 2021 Term Loans, 2023 Term Loans, Other Loans, Convertible Notes, and Subordinated Payable to Technology Partner.

The carrying value and estimated fair value of the Company’s 2020 Term Loans, 2021 Term Loans, 2023 Term Loans, Other Loans, Convertible Notes, and Subordinated Payable to Technology Partner of December 31, 2023 and 2022, were as follows:

	December 31, 2023			December 31, 2022
	Principal Amount	Carrying Amount	Fair Value	Principal Amount	Carrying Amount	Fair Value
	(In thousands)
2020 Term Loans	$2,697	$2,483	$2,697	$6,708	$5,615	$6,708
2021 Term Loans	12,299	11,498	12,299	13,377	12,076	13,377
2023 Term Loans	10,000	7,215	10,000	—	—	—
Convertible Notes	17,400	31,547	31,547	—	—	—
Other Loans	—	—	—	160	160	160
Subordinated Payable to Technology Partner	49,163	49,163	49,163	47,495	47,495	47,495
	$91,559	$101,906	$105,706	$67,740	$65,346	$67,740

With respect to the 2020 Term Loans, 2021 Term Loans, 2023 Term Loans, Other Loans, and Subordinated Payable to Technology Partner, the Company concluded the fair value approximated the principal value as of December 31, 2023 and 2022.

The fair value of the Convertible Notes is estimated using a scenario-based approach which considers the conversion feature and related payoffs within each scenario. The level 3 inputs used in the valuation model for the Convertible Notes as of December 31, 2023, included the following:

	December 31, 2023
Redemption Event	Equity Financing	De-SPAC Transaction	Hold-to-Maturity
Probability	8.0%	90.0%	2.0%
Time to Event Date (years)	0.13	0.13	1.82
Discount Spread	574.2%	574.2%	574.2%
Risk free rate	5.6%	5.6%	4.4%
Discount Yield	579.8%	579.8%	578.6%

The fair value of the warrant liability was determined using an option pricing model which utilized the following level 3 inputs:

	December 31, 2023
	Private Sale Scenario (10% Probability )	SPAC Scenario (90% Probability)
Volatility	60%	50%
Risk-free interest rate	4.7%	5.5%
Dividend yield	0.0%	0.0%
Exercise price for $6.94 warrants	$6.94	$6.94
Exercise price for $10.14 warrants	$10.14	$10.14
Term	1.0 years	0.1 years
Equity value(1)	$585,798,557	$1,235,675,336

(1)	Equity value was derived from weighted average of discounted cash flow, guideline company method, and transaction methodologies.

December 31, 2022
Volatility	72.0%
Risk-free interest rate	4.5%
Dividend yield	0.0%
Exercise price	$6.94
Term	2.0 Years
Equity value(1)	$514,210,000

(1)	Equity value was derived from weighted average of discounted cash flow, guideline company method, and transaction methodologies.

The Company’s liabilities measured at fair value on a recurring basis were categorized as follows within the fair value hierarchy.

	December 31, 2023
	Level 1	Level 2	Level 3	Total
	(In thousands)
Liabilities
Warrant liability	$-	$-	$11,870	$11,870
Convertible Notes	-	-	31,547	31,547
Total liabilities	$-	$-	$43,417	$43,417

	December 31, 2022
	Level 1	Level 2	Level 3	Total
	(In thousands)
Liabilities
Warrant liability	$-	$-	$7,645	$7,645
Total liabilities	$-	$-	$7,645	$7,645

The following table summarizes the activity for the Company’s Level 3 liabilities measured at fair value:

Warrant Liability
(In thousands)
Balance as of January 1, 2022	$6,866
Issuance	1,027
Change in fair value	(248)
Balance as of December 31, 2022	$7,645
Issuance	3,454
Change in fair value	771
Balance as of December 31, 2023	$11,870

Convertible Notes
(In thousands)
Balance as of December 31, 2022	$-
Issuance	17,400
Change in fair value	14,147
Balance as of December 31, 2023	$31,547

During the years ended December 31, 2023 and 2022, there were no transfers between Level 1 and Level 2, nor into and out of Level 3.

13. Commitments and Contingencies

Contingencies

The Company evaluates for any potential impact of loss contingencies that are probable and reasonably estimable. As of December 31, 2023 and 2022, there were no loss contingencies recorded.

While the Company does not anticipate that the resolution of any ongoing matters will have a material impact on its results of operations, financial condition, or cash flows, it is important to note that the ultimate outcome of these matters remains uncertain. In the event of an unfavorable resolution of one or more of these contingencies, it could have a material effect on the Company’s financial condition, results of operations, or cash flows.

The Company will continue to monitor these matters and disclose any significant developments or changes in future financial statements as necessary.

Purchase Commitments

The Company entered into a long-term software licensing contract with a major customer that commenced in 2018 and is set to expire in June 2024, subject to an additional 5-year renewal. The contract has an annual value of $50.3 million. As part of the agreement, the Company installs its software licenses on the customer’s servers, and in exchange, the customer pays an annual fee for access to the software license and related maintenance services. Additionally, the Company has a separate contract with the customer for the purchase of the customer’s end-user data. This data is essential for the Company’s development and utilization of its next-generation artificial intelligence platform. The annual price for this data acquisition amounts to approximately $30.0 million.

The sale of the software license and the purchase of the customer’s end-user data are treated as distinct and independent transactions. Furthermore, the software licensing contract and the data acquisition contract can be canceled individually without affecting the other contract, with the data acquisition contract requiring twelve months’ notice for cancellation by either party. Due to the distinct nature of the data acquisition from the customer, which is obtained at fair value and used primarily for research and development purposes, the revenue generated from the software licensing contract is recognized on a gross basis. Conversely, the expenses associated with the data acquisition are also recognized on a gross basis and classified as research and development expenses.

This accounting treatment accurately reflects the separate nature of these transactions and ensures appropriate recognition of revenue and expenses related to the software licensing and data acquisition activities.

Financial Advisor Agreement

The Company has a financial advisory agreement in place with a designated financial advisor to assist with any future equity fundraising activities. According to the terms of the agreement, the financial advisor will receive compensation based on the following structure:

For equity raises comprising less than a majority of the Company’s equity capitalization, the financial advisor will be entitled to a fee equal to 5.0% of the gross proceeds generated from the equity raise.

In the event of an equity raise comprising a majority of the Company’s equity capitalization, the financial advisor’s compensation will be calculated based on the greater of the following:

i)	A flat fee of $3.5 million.

ii)	1.0% of the aggregate value of the equity raise up to $1.0 billion, plus an additional 1.5% of the portion of the aggregate value of the equity raise that exceeds $1.0 billion.

These compensation terms outline the financial advisor’s entitlement to fees based on the successful completion of equity fundraising activities. For non-equity transactions the specific fee is open to negotiation on a transaction by transaction basis to ensure that the financial advisor’s compensation aligns with the scale and significance of the equity raise, considering the Company’s equity capitalization and the total value of the funds raised.

Litigation

The Company is involved in litigation arising in the normal course of business. Such litigation is not expected to have a material effect on the Company’s financial condition, results of operations, and cash flows.

14. Related-Party Transactions

Receivable from related party

The Company had outstanding receivables from Directors in the amounts of $0.5 million and $0.6 million as of December 31, 2023 and December 31, 2022, respectively related to expenses that the Company incurred on behalf of the Directors.

In February 2024, the Company collected the full amount of the related party receivable from each Director. No balance is outstanding after the collection.

15. Subsequent Events

The Company has evaluated all events subsequent to December 31, 2023 and through April 22, 2024, which represents the date these consolidated financial statements were available to be issued.

Closing of the Merger and Related Transactions

On April 16, 2024, (the “Closing Date”), the Company consummated the previously announced merger contemplated by the Merger Agreement dated April 27, 2023 (the “SPAC Transaction”). Refer to Note 1 for additional detail.

The business combination is being accounted for as a reverse recapitalization, in accordance with U.S. GAAP. Under this method of accounting, although Arrowroot issued shares for outstanding equity interests of iLearningEngines, Inc. in the business combination, Arrowroot is treated as the “acquired” company for financial reporting purposes. Accordingly, the business combination is treated as the equivalent of the Company issuing stock for the net assets of Arrowroot, accompanied by a recapitalization. The net assets of Arrowroot is stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the business combination will be those of the Company.

In connection with the closing of the business combination, Arrowroot Acquisition Corp. (NASDAQ: ARRW) changed its name to “iLearningEngines, Inc.” (“NewCo”) and is listed on the NASDAQ under the new ticker symbol “AILE”.

On the Closing Date, the following transactions occurred pursuant to the terms of the Merger Agreement:

(i)	Current ILE stockholders own 109,684,738 shares of NewCo common stock on the Closing Date in exchange for former ILE shares;

(ii)	Former Arrowroot public stockholders own 638,977 shares of NewCo common stock on the Closing Date in exchange for former Arrowroot public shares;

(iii)	Current and former affiliates of Arrowroot own 8,674,617 shares of NewCo common stock on the Closing Date in exchange for former Arrowroot convertible and promissory notes;

(iv)	Convertible note investors (not including affiliates of Arrowroot) own 11,551,784 shares of NewCo common stock on the Closing Date in exchange for former ILE convertible notes (see “Convertible Note Purchase Agreement” below for portion of convertible notes entered into on Closing Date);

(v)	The 2020 Lender, 2021 Lender and 2023 Lender own 4,419,998 shares of NewCo common stock on the Closing Date based on amendments to term loans (see “Amendments to 2020, 2021 and 2023 Term Loan” below for further details). Upon repayment of the term loans on April 18, 2024, 815,999 of the shares of NewCo common stock were cancelled.

Convertible Note Purchase Agreement

In connection with the SPAC Transaction, the Company issued and converted $29.4 million of 2024 convertible notes. The Company issued $0.7 million of convertible notes on March 21, 2024, and $28.7 million of convertible notes on the Closing Date (collectively, the “2024 Convertible Notes”). The 2024 Convertible Notes were converted to 8,089,532 common shares of NewCo on the Closing Date.

Amendments to 2020, 2021 and 2023 Term Loan

On March 27, 2024, ILE entered into an agreement to amend the 2020, 2021 and 2023 Term Loans (“Term Loans”). Pursuant to the amendment, the Term Loans were amended to:

(i)	revise the amortization schedule for the Term Loans in exchange for 1,019,999 shares of NewCo common stock to be issued upon completion of the SPAC Transaction (the “Loan Restructuring Shares”)

(ii)	terminate the 2020 Warrants, 2021 Warrants and 2023 Warrants and the respective put rights associated with each in exchange for our agreement to provide the 2020 Lenders, 2021 Lenders and 2023 Lender with an aggregate amount of 3,399,999 shares of NewCo common stock to be issued upon completion of the SPAC Transaction.

If the Company repays the Term Loans on or before (i) April 15, 2024, then 90% of the Loan Restructuring Shares will be cancelled, (ii) May 1, 2024, then 80% of the Loan Restructuring Shares will be cancelled, and (iii) July 1, 2024, then 50% of the Loan Restructuring Shares will be cancelled. The Company repaid the Term Loans on April 18, 2024, and 815,999 shares were cancelled.

In addition, the amendment provides that, if the Company prepays the Term Loans, then at the Company’s option, the Company may prepay 50% of the amount of scheduled but unpaid payments of interest that would have accrued after the prepayment date by issuing a number of shares of NewCo common stock obtained by dividing (A) the product of (x) the unpaid scheduled interest payments and (y) 2.75, by (B) the VWAP of NewCo common stock over the seven (7) trading days immediately preceding the date of issuance. The Company prepaid the full amount of the Term Loan on April 18, 2024 in a combination of cash and 159,379 shares of common stock.

Negotiation of Payables to Third-Party Vendors

On March 27, 2024, the Company and the financial advisor (refer to Note 13) amended the financial advisory agreement to provide that, in lieu of payment in cash of the full amount of any advisory fees or other fees or expenses owed under the financial advisory agreement, the Company will pay the financial advisor $7,500,000 in cash or NewCo shares, at the sole discretion of the Company.

The Company also negotiated concessions on accounts payable to other third-party vendors in several forms. The form of concessions include: (1) providing a discount to the total amount payable, (2) the option to settle certain payables in common stock, and (3) entering into a deferred payment agreement for certain payables. The concessions became effective on the Closing Date.

Proposed 2024 Equity Incentive Plan

The Company proposed a new equity incentive plan for 2024 and the plan was approved on April 1, 2024.

East West Bank Financing

On April 17, 2024 (the “Loan Closing Date”), Legacy iLearningEngines entered into a Loan and Security Agreement (the “Revolving Loan Agreement”), by and among Legacy iLearningEngines as borrower (“Borrower”), the lenders party thereto (the “Lenders”) and East West Bank, as administrative agent and collateral agent for the Lenders (“Agent”). The Revolving Loan Agreement provides for (i) a revolving credit facility in an aggregate principal amount of up to $40.0 million and (ii) an uncommitted accordion facility allowing the Borrower to increase the revolving commitments by an additional principal amount of $20.0 million at Borrower’s option and upon Agent’s approval (collectively, the “Revolving Loans”). Borrower drew $40.0 million in Revolving Loans on the Loan Closing Date, which was used (x) to repay in full Borrower’s Term Loans and (y) for general corporate purposes.

The obligations under the Revolving Loan Agreement are secured by a perfected security interest in substantially all of the Borrower’s assets except for certain customary excluded property pursuant to the terms of the Revolving Loan Agreement. On the Loan Closing Date, the Company and In2Vate, L.L.C., an Oklahoma limited liability company (the “Guarantors”) and wholly-owned subsidiary of Legacy iLearningEngines entered into a Guaranty and Suretyship Agreement (the “Guaranty”) with the Agent, pursuant to which the Guarantors provided a guaranty of Borrower’s obligations under the Revolving Loan Agreement and provided a security interest in substantially all of the Guarantors’ assets except for certain customary excluded property pursuant to the terms of the Guaranty.

The interest rate applicable to the Revolving Loans is Adjusted Term SOFR (with an interest period of 1 or 3 months at the Borrower’s option) plus 3.50% per annum, subject to an Adjusted Term SOFR floor of 4.00%.

The maturity date of the Revolving Loans is April 17, 2027. The Revolving Loan Agreement contains customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, liens, investments, mergers, dispositions, prepayment of other indebtedness and dividends and other distributions. Borrower is also required to comply with the following financial covenants, which are more fully set forth in the Revolving Loan Agreement (i) minimum liquidity, (ii) minimum revenue performance to plan, (iii) minimum fixed charge coverage ratio and (iv) maximum leverage ratio.

The Revolving Loan Agreement also includes customary events of default, including failure to pay principal, interest or certain other amounts when due, material inaccuracy of representations and warranties, violation of covenants, specified cross-default and cross-acceleration to other material indebtedness, certain bankruptcy and insolvency events, certain undischarged judgments, material invalidity of guarantees or grant of security interest, material adverse effect and change of control, in certain cases subject to certain thresholds and grace periods. If one or more events of default occurs and continues beyond any applicable cure period, the Agent may, with the consent of the Lenders holding a majority of the loans and commitments under the facility, or will, at the request of such Lenders, terminate the commitments of the Lenders to make further loans and declare all of the obligations of the Company under the Revolving Loan Agreement to be immediately due and payable.